Pricing Supplement dated May 15, 2008	Rule 424(b)(2)
(To Prospectus dated November 16, 2006 and	File No. 333-138755
Prospectus Supplement dated November 16, 2006)	Cusip No. 88319QM67
Textron Financial Corporation
Medium-Term Notes, Series F
Due Nine Months or More from Date of Issue
Textron Financial Canada Funding Corporation
Medium-Term Notes, Series F-CAD
Due Nine Months or More from Date of Issue
Fully and Unconditionally Guaranteed
by
Textron Financial Corporation
Floating Rate
Issuer: Textron Financial Corporation

Principal Amount: $25,000,000	Initial Interest Rate: To be determined

Agent’s Discount or Commission: $15,000	Original Issue Date: May 22, 2008

Net Proceeds to Issuer: $24,985,000	Stated Maturity Date: August 22, 2009

CALCULATION OF REGISTRATION FEE

Title of each class	Maximum Aggregate	Amount of
of securities offered:	Offering Price (1):	Registration Fee
Medium-Term Notes, Series F due August 22, 2009	$25,000,000	$982.50
TOTAL		$982.50

(1)	Excludes accrued interest, if any.

Interest Category
☑	Regular Floating Rate Note

☐	Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate: %

☐	Inverse Floating Rate Note ☐ Fixed Interest Rate: %

Interest Rate Basis or Bases:
☐	CD Rate	☐	Federal Funds Rate	☐	Prime Rate
☐	CMT Rate	☑	LIBOR	☐	Other (see attached)
☐	Commercial Paper Rate	☐	Treasury Rate

If LIBOR:
☐	LIBOR Reuters Page:
☑	LIBOR Telerate Page: 3750
LIBOR Currency: US$

If CMT Rate:

CMT Telerate Page:
☐	Telerate Page 7051
☐	Telerate Page 7052
☐ Weekly Average
☐ Monthly Average

Spread (+/-): +85 bps	Maximum Interest Rate: %

Spread Multiplier: N/A	Minimum Interest Rate: %

Index Maturity: 3 month

Initial Interest Reset Date: August 22, 2008
Interest Reset Dates: Quarterly on the 22nd of February, May, August and November commencing on August 22, 2008
Interest Payment Dates: Quarterly on the 22nd day of February, May, August and November beginning on August 22, 2008 subject to Modified Following Business Day
Interest Determination Dates: Two London business days prior to each Interest Reset Date
Regular Record Date(s):
Calculation Agent (if other than Bank of New York Mellon):

Day Count Convention:
☑	Actual/360 for the period from May 22, 2008 to August 22, 2009
☐	Actual/Actual for the period from ___to ___
☐	30/360 for the period from ___to ___

Redemption:
☑	The Notes cannot be redeemed prior to the Stated Maturity Date.
☐	The Notes can be redeemed prior to Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: ___%
Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
☑	The Notes cannot be repaid prior to the Stated Maturity Date.
☐	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Optional Repayment Price(s):
Specified Currency (if other than U.S. dollars):
Authorized Denomination (if other than $1,000 and integral multiples thereof):
Exchange Rate Agent:
Original Issue Discount: ☐     Yes            ☑     No
     Issue Price:      %
          Total Amount of OID:
          Yield to Maturity:      %
          Initial Accrual Period OID:

Agent:
☐	Merrill Lynch, Pierce, Fenner & Smith Incorporated	☐	HSBC Securities (USA) Inc.
☐	Banc of America Securities LLC	☑	J.P. Morgan Securities Inc.
☐	Barclays Capital Inc.	☐	Tokyo-Mitsubishi International plc
☐	Citigroup Global Markets Inc.	☐	UBS Securities LLC
☐	Credit Suisse First Boston LLC	☐	Wachovia Securities Inc.
☐	Deutsche Bank Securities Inc.	☐	Other:

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Agent acting in the capacity as indicated below:
☑	Agent ☐ Principal

If as Principal:
☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☐	The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

If as Agent:
The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.
Other provisions:
Terms are not completed for certain items above because such items are not applicable.

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